Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan and the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan of our report dated March 4, 2016, except for Note 26, as to which the date is August 11, 2016 with respect to the consolidated financial statements of Advanced Disposal Services, Inc. for the year ended December 31, 2015 included in its Prospectus, dated October 5, 2016, relating to the Registration Statement on Form S-1 (File No. 333- 206508) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Jacksonville, FL

October 10, 2016